Pricing Supplement dated February 28, 2005 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(3) File No. 333-108464 Cusip No. 88319QG98

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $400,000,000	Interest Rate: 4.125% per annum
Issue Price: 99.866%	Original Issue Date : March 3, 2005
Agent's Discount or Commission: $1,400,000	Stated Maturity Date: March 3, 2008
Net Proceeds to Issuer : $398,064,000.00
Interest Payment Dates: ☒ March 15 and September 15 (beginning September 15, 2005) ☐ Other:

Regular Record Dates

(if other than the last day of February and August):

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

☒   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☒   Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☒   Credit Suisse First Boston LLC

☐    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☒ UBS Securities LLC ☐ Wachovia Securities Inc. ☐ Other: _____________________

Agent acting in the capacity as indicated below:

☐ Agent ☒ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒ The Notes are being offered at a fixed initial public offering price of 99.866% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of _____% of the Principal Amount.

Other Provisions:

Terms are not completed for certain items above because such items are not applicable.